Exhibit 5.1

BODMAN PLC 6TH FLOOR AT FORD FIELD 1901 ST. ANTOINE STREET DETROIT, MICHIGAN 48226 313-393-7579 FAX 313-259-7777

November 9, 2018

Saga Communications, Inc. 73 Kercheval Avenue Grosse Pointe, Michigan 48236

Dear Sir/Madam:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Saga Communications, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about November 9, 2018 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 90,000 shares of the Company’s Class B Common Stock, par value $.01 (the “Class B Common Stock”) and 90,000 shares of the Company’s Class A Common Stock issuable upon conversion of the Class B Common Stock, available for issuance under the Second Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan, as amended (the “Plan”).

We have examined the Plan and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Class B Common Stock (and the Class A Common Stock issuable upon conversion of the Class B Common Stock), when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

Saga Communications, Inc.

November 9, 2018

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

This opinion is furnished to you solely for your benefit to be used by you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purpose.

Very truly yours,

BODMAN PLC

By: /s/ Mark W. Peters, a member